Exhibit 99.1

July 24, 2012

TEMP HOLDINGS AND KELLY SERVICES®
ANNOUNCE JOINT VENTURE

•	New joint venture, TS Kelly Workforce Solutions, effective October 2012
•	Provides both companies with accelerated growth opportunity, larger presence, critical mass and added leverage to compete in the global marketplace
•	Establishes strong foundation for both companies in North Asia (*1)
•	Strengthens the synergies of both companies’ outsourcing and staffing capabilities

TROY, Mich. – Temp Holdings Co., Ltd. (TSE: 2181) and Kelly Services, Inc. (NASDAQ: KELYA, KELYB) today announced that they have entered into a joint venture agreement to expand both companies’ presence in North Asia.  The joint venture, TS Kelly Workforce Solutions, will be headquartered in Hong Kong and will be effective October 2012 (*2). Under the terms of the agreement, Toshio Saburi, Executive Managing Director of Temp Holdings Co., Ltd., will be appointed chief executive officer.

In 2010, Temp Holdings and Kelly Services formed a strategic alliance to expand and strengthen their competitive positions in the global staffing market.  The joint venture is a natural evolution of the collaboration between the two companies and marks their strategic commitment to the emerging Asian market.

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With the creation of the joint venture, each company is well positioned as a major workforce solutions partner for multinational companies seeking professional and technical full-time talent, temporary labor, and outsourcing in North Asia.  Temp Holdings brings their expertise in navigating the North Asian staffing market, in addition to having a well-established Japanese-headquartered client base.  Kelly complements the joint venture with their existing global clients doing business in North Asia while also offering expertise in talent supply chain management.

“The establishment of this joint venture company is a major step towards this firm pursuing its mid-term management strategy of ‘actively developing the global marketplace’.  As moves into the Asian market by Japanese firms gather pace, we will increasingly look to the Asian market for future growth opportunities. As such, we aim to accurately understand the needs of firms and also job seekers and, provide a wide range of services,” said Temp Holdings Representative Director, Chairman and President Yoshiko Shinohara.

“The joint venture with Temp Holdings confirms Kelly’s commitment to strengthening our talent supply chain in the rapidly growing North Asia market,” said Carl Camden, President and Chief Executive Officer, Kelly Services. “Many of our global clients have a strong presence in this market and are seeking diversified workforce solutions that offer them a competitive edge. Collaborating with Temp Holdings provides us the flexibility to not only expand our solution offerings, but to customize them to the local market.”

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(*1)  North Asia; China, Hong Kong, Taiwan and Korea
(*2)  Temp Holdings sub-subsidiary Tempstaff Hong Kong will change its name to “TS Kelly Workforce Solutions”

About Temp Holdings
Since establishment of Tempstaff Co., Ltd., in 1973, the firm has developed into an integrated HR services provider supporting: contingent labor, placement, outsourcing and outplacement support.  Aiming to be the representative HR service provider in Asia, in October 2008 the joint stock holding company Temp Holdings Co., Ltd., was established (HQ: Shibuya-ku, Tokyo JAPAN; President Yoshiko Shinohara) and listed on the 1st Section of the Tokyo Stock Exchange (TSE: 2181).  In FY March 2012 sales were JPY 233,195 million.   Visit http://www.temp-holdings.co.jp/english/

About Kelly Services
Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a leader in providing workforce solutions.  Kelly® offers a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire and direct-hire basis.  Serving clients around the globe, Kelly provides employment to more than 550,000 employees annually.  Revenue in 2011 was $5.6 billion.  Visit www.kellyservices.com and connect with us on Facebook, LinkedIn, and Twitter.  Download The Talent Project, a free iPad app by Kelly Services.
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MEDIA CONTACTS:
Group Public Relations Office	James Polehna, Vice President, Investor & Public Relations
Temp Holdings Co., Ltd.	Kelly Services, Inc.
Tel: +81 3 5352-2579	Tel: +1 248-244-4586
Fax: +81 3 5352-2980	Fax: +1 248-244-5497
kouhou@tempstaff.co.jp	polehjm@kellyservices.com